Emergency Disaster Systems, Inc.
Balance Sheet

August 7,
2006

Assets

Current assets
Cash and equivalents	$ --
Inventory	17,500

Total current assets	17,500

Total assets	17,500

Liabilities and shareholders' equity

Current liabilities
Bank overdraft	1,404
Accrued income taxes	5,887
Due to related party	--

Total current liabilities	7,291

Total liabilities	7,291

Shareholders' equity
Common stock, par value $.001 per share. Authorized 10,000,000
shares; 1,000 issued and outstanding	1
Additional paid-in capital	999
Retained earnings (deficit)	9,209

Total shareholders' equity	10,209

Total liabilities and shareholder's equity	$ 17,500

See accompanying notes to financial statements

Emergency Disaster Systems, Inc. Statements of Operations

For the period July 19, 2006 (date of inception) to August 7, 2006

Revenues	$ 17,700
Cost of sales	--

Gross margin	17,700
Operating expenses
Other general and administrative expenses	2,604

Total costs and expenses	2,604

Operating income	15,096
Income taxes	5,887

Net income (loss)	$ 9,209

Weighted average number of common
shares outstanding	1,000
Net income (loss) per share	$ 9.21

See accompanying notes to financial statements

3

Emergency Disaster Systems, Inc. Statement of Changes in Shareholders' Equity

			Additional	Retained	Total
	Common	Common	Paid-in	Earnings	Shareholders'
	Shares	Stock	Capital	(Deficit)	Equity

July 19, 2006 issued 1,000 shares
of common stock for cash	$ 1,000	$ 1	$ 999	$ --	$ 1,000

Net income for the period July 19, 2006
(date of inception) through
August 7, 2006				9,209	9,209

Balance, August 7, 2006	1,000	1	999	9,209	10,209

See accompanying notes to financial statements

4

Emergency Disaster Systems, Inc. Statements of Cash Flows

		For the period
		July 19, 2006
		(date of inception)
		to August 7,
		2006

Cash flows from operating activities

Net (loss)	$ 9,209

Adjustments to reconcile net income to net
cash provided by (used by) operations:
Increase in inventory		(17,500)
Increase in bank overdraft		1,404
Increase in accrued income taxes		5,887

	.
Net cash used by operating activities		(1,000)

Cash flows from financing activities
Advances from related party		1,000
Repayment to related party		(1,000)
Proceeds from sale of common stock		1,000

Cash flows from financing activities		1,000

Net increase (decrease) in cash		--

Cash, beginning of period		--

Cash at end of period		--

5

See accompanying notes to financial statements